UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 6, 2014

General Metals Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 West Fourth Street, Suite 210, Reno, Nevada		89503
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(775) 583-4636

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On May 8, 2014 the Company announced that on May 6, 2014 its subsidiary General Gold Corporation entered an agreement with Independence Gold-Silver Mines, Inc. (“IGS”), of Seattle, Washington to exercise its claim purchase option granted under the mining lease between the parties. The mining lease called for a $3 million payment to purchase the claims and payment of a royalty of 1.875% on any and all mineral production from the property.  The Company and ISG renegotiated the terms of the claim purchase option whereby the Company acquires 100% of the mining claims known as the Wilson-Independence Mine, located near Battle Mountain, Nevada. The Company will pay IGS a total of $625,000 in two payments and will issue Company shares and warrants to IGS and will reduce IGS’ mineral royalty, currently at 5%, to 2.125%. The initial payment to IGS of $275,000 was made on April 25, 2014.  The balance, $350,000, is due no later than August 23, 2014. The Company issued 15,169,137 common shares of the Company to IGS to bring their holdings in the Company to a total of 4.995% of the outstanding shares.  Additionally, IGS will receive warrants to acquire a further 7.5 million shares of the Company’s common stock at a price equivalent to the Volume Weighted Average Price for the 20 trading days beginning May 15, 2014. These warrants expire in three years and cannot be exercised before August 23, 2014. In the event that the warrants are exercised and the result of which is that IGS holds in excess of 5% of our issued and outstanding shares, IGS will be required to make the necessary filings with the Security and Exchange Commission.

Item 9.01	Exhibits
99.1	News Release dated May 8, 2014
99.2	CLAIM PURCHASE AGREEMENT, dated May 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION
/s/ Daniel J. Forbush
Daniel J. Forbush
President and Director

Date:	May 10, 2014